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                                                                   Exhibit 10(f)

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), is made as of this 23rd day of May, 1998 (the "Effective Date"), between Skylands Community Bank, a commercial bank formed under the laws of the State of New Jersey (the "Bank"), and Michael Halpin (the "Executive").

      WHEREAS, the Bank and the Executive are parties to an Employment Agreement dated as of May 23, 1995, as amended by Amendment No. 1 thereto dated December 13, 1995 (such Employment Agreement, as so amended, being herein called the "Employment Agreement"), pursuant to which the Executive has agreed to serve as the President and Chief Executive Officer of the Bank; and

      WHEREAS, the Executive and the Bank have agreed to extend the term of the Agreement, and to modify certain features of the Employment Agreement which modifications shall be applicable during the extended term of the Employment Agreement; and

      WHEREAS, the Bank and the Executive wish to integrate all the features of the Employment Agreement and the modifications to which the Executive and the Bank have agreed into a Amended and Restated Employment Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

      1. Employment. The Bank hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Bank, upon the terms and conditions set forth herein.
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      2. Term of Employment; Automatic Extensions. Subject to the terms hereof, the term of this Agreement shall commence on May 23, 1995 and shall continue for a period of three (3) years thereafter (the "Initial Term"). Additionally, as of the last day of the Initial Term, the term of employment under this Agreement shall be extended for an additional period of thirty-six (36) months beginning on the first day after such last day. On May 23, 1999 and on each May 23 thereafter until this Agreement shall be terminated, the term of this Agreement shall be automatically extended for an additional period of thirty-six (36) months (all such extensions of the term of this Agreement being herein collectively called the "Extended Term"). As used herein, the phrase "Term of Employment" shall mean the Executive's employment with the Bank pursuant to this Agreement during the "Initial Term" and the "Extended Term".

      3. Position. (a) The Executive shall be employed as the President and Chief Executive Officer of the Bank, and shall perform such duties as may be assigned to the Executive from time to time by the Board of Directors of the Bank or as may be set forth in the By-Laws of the Bank (the "Bylaws"), as the same may be amended from time to time. The Executive's employment will be on a full-time basis at the Bank's offices located in Independence Township, New Jersey, subject to such travel as may be required to perform the Executive's duties. The Executive further agrees to devote his full time and attention to the business of the Bank and to perform such duties as may be required of him to the best of his abilities, and will not accept any other employment without the prior written consent of the Bank.

      (b) The Board of Directors of the Bank shall nominate the Executive for election as director of the Bank at each annual meeting of stockholders of the Bank during the Term of Employment.


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      4. Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

      (a) The Executive shall be paid a salary of $140,000 per year, which salary may be increased in the discretion of the Board of Directors of the Bank. The salary shall be payable in installments in accordance with the usual payroll policies of the Bank.

      (b) The Executive shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Bank in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank.

      (c) The Executive shall be eligible to receive discretionary annual bonus payments authorized by the Board of Directors of the Bank pursuant to the Bank's Key Executive Annual Incentive Plan attached hereto as Exhibit A, or any other bonus plan maintained by the Bank from time to time for its officers during the Term of Employment.

      (d) The Executive shall be granted a non-qualified stock option (the "Option") for the purpose of 40,000 shares of common stock, par value $2.50 per share, of the Bank, which Option shall be granted at such time as may be determined by the Bank; provided, that the Option shall be granted by the Bank to the Executive not later than December 31, 1995. The Option shall be evidenced by an option agreement in the form attached hereto as Exhibit B.

      (e) The Executive shall be entitled to a cash allowance of $800 per month for automobile and related expenses, which allowance shall be paid to the Executive at the beginning of each month.

      5. Benefits. (a) During the Term of Employment, the Executive shall be entitled to twenty (20) vacation days and six (6) sick days per year in accordance with the policies of the Bank in effect from time to time, and shall also be entitled to any hospital, health,


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disability, medical, pension plans and other benefits which may be available, from time to time, to officers of the Bank.

      (b) During the Term of Employment, the Bank shall maintain a life insurance policy or policies upon the life of the Executive providing for aggregate death benefits of not less than $250,000; provided, that the Bank shall have no obligation under this Section 5(b) if the Bank can not obtain such policy or policies at standard rates or better. The beneficiary of such policy or policies shall be the estate of the Executive.

      6. Termination for Cause. (a) The Bank may terminate the Executive's employment for Cause, upon written notice to the Executive, which notice shall specify the reasons for the termination. In the event of termination for Cause, the Executive shall not be entitled to any further payments or benefits under this Agreement other than salary accruing up to the date of termination.

      (b) For purposes of this Agreement, "Cause" shall mean (i) the willful or repeated failure by the Executive to perform his duties hereunder after at least one warning in writing from the Bank identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Bank pursuant to Section 6(a); (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a crime (other than a minor traffic violation); (iv) habitual drunkenness or drug abuse; (v) excessive absenteeism, other than for illness, after at least one warning in writing from the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank or its subsidiaries; or
(vii) the happening of any event or existence of any circumstances which would prevent the Executive from serving as a director of the Bank under Section 104 of the New Jersey Banking Act of 1948 (the "Act"), as the same may be amended or modified, or


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any successor statutory or regulatory provision. For purposes of this Section
6(b), no act or omission shall be deemed "willful" if made in good faith and with a reasonable belief that the act or omission was in the best interests of the Bank.

      7. Disability. If during the Term of Employment, the Executive shall become permanently disabled or is otherwise unable to perform his essential job functions hereunder with or without reasonable accommodation for six consecutive months, or for shorter periods aggregating six months, in any twelve month period, the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than payments under any disability policy which the Bank may obtain for the benefit of its officers generally and salary accruing up to the date of termination.

      8. Death Benefits. Upon the Executive's death during the Term of Employment, the Executive's estate shall be entitled to the benefits of any life insurance policy then maintained by the Bank pursuant to Section 5(b), but the Executive's estate shall not be entitled to any further payments or benefits under this Agreement other than salary accruing up to the date of death.

      9. Termination Without Cause. (a) The Bank may terminate the Executive's employment without Cause upon ten (10) days prior written notice to the Executive. If the Bank terminates the Executive's employment without Cause, the Bank shall, within thirty days following his termination, pay the Executive a lump sum termination benefit (the "Severance Payment") equal to the greater of
(i) the unpaid salary (at the rate in effect at the time notice of termination was given) that would otherwise have been paid to Executive pursuant to this Agreement for the period from the date the Executive ceased to be employed by the Bank to the


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end of the Initial Term, or if such termination occurs during any Extended Term, to the end of the Extended Term, and (ii) 2.99 times the annual salary of the Executive in effect at the time notice of termination was given. The Severance Payment shall be in addition to any salary accruing up to the date of termination. During the period from the date the Executive is terminated without Cause by the Bank to the end of the Initial Term, or if such termination occurs during any Extended Term, to the end of the Extended Term, the Bank also shall continue to provide to the Executive the hospital, health, disability, and medical benefits which may be available from time to time to officers of the Bank; provided, that such benefits shall be provided to the Executive for a period of not less than twenty-four (24) months from the date the Executive is terminated without Cause by the Bank.

      (b) In the event the Executive's employment hereunder shall be terminated by the Bank without Cause, the Executive shall be obligated to promptly inform the Bank of any new employment. If the Executive's new employment provides the Executive with hospital, health, disability and medical benefits which are equivalent to the benefits payable by the Bank hereunder, the Bank may permanently reduce or terminate the duplicative benefits it is obligated to provide hereunder.

      (c) The Executive shall not have a duty to mitigate the damages suffered by the Executive in connection with the termination by the Bank of his employment without Cause.

      (d) Except as set forth in this Section 9, the Executive shall be entitled to no other payments or benefits following a termination without Cause.

      10. Resignation. The Executive may resign from his employment with the Bank hereunder at any time during the Term of Employment for any reason upon ten
(10) days prior written notice. Except as provided in Section 11 of this Agreement, upon resignation the


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Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Bank, and shall not be entitled to any of the other benefits provided hereunder.

      11. Resignation Upon Change in Control. (a) For purposes of this Section 11, a "Change in Control" shall mean any of the following:

            (i) Any tender offer or merger (including any triangular merger), consolidation, plan of exchange or other business combination (each of the following being referred to herein as a "Transaction"), as a result of which persons who were shareholders of the Bank immediately prior to the Transaction do not immediately thereafter own, in the aggregate, at least eighty percent of the outstanding voting securities of the Bank, the acquiring entity, or the resulting or surviving entity (or of the parent of Bank or such entity in the case of a triangular merger), as the case may be;

            (ii) Any sale or other disposition of all or substantially all of the assets of the Bank to any entity of which less than eighty percent of its outstanding voting securities is owned by persons who were shareholders of the Bank, or of which less than a majority of its board of directors consist of persons who were directors of the Bank, immediately prior to the disposition.

      (b) The Executive may resign from his employment with the Bank (or any successor to the Bank) if, at any time after a Change in Control, any of the following shall occur without the prior consent of the Executive:

            (i) the assignment to the Executive of any duties inconsistent with, or the reduction of the powers or functions associated with, the Executive's position, duties and responsibilities with the Bank immediately prior to the Change in Control as set forth in the By-


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Laws;

            (ii) the assignment to the Executive by the Bank or any successor to the Bank of a principal office for the performance of his duties hereunder which is more than twenty (20) miles from the principal office of the Bank immediately prior to the Change in Control;

            (iii) the failure by the Bank or any successor to the Bank to continue in effect any employee benefit or bonus plan or arrangement in which the Executive was eligible to participate immediately prior to the Change in Control (except that the Bank or any successor to the Bank may establish plans or arrangements providing equivalent benefits), or the taking of any action which prevents the Executive's participation in or reduces the Executive's benefits under, any of the foregoing;

            (iv) the failure by the Bank or any successor to the Bank to provide the Executive the same number of paid vacation and sick days to which the Executive was entitled immediately prior to the Change in Control;

            (v) in the event of a Change in Control due to the disposition of all or substantially all the assets of the Bank, the failure by the Bank to obtain an assumption of the obligations of the Bank under this Agreement by the purchaser of such assets; or

            (vi) the failure of the Executive to be re-elected as a director of the Bank.

      (c) In the event the Executive shall resign from his employment pursuant this Section 11, the Executive shall be entitled to salary accruing up to the date of termination and the Severance Payment as defined in Section 9 of this Agreement, which Severance Payment shall be paid within thirty business days after the effective date of the Executive's resignation, and the


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Bank or the successor to the Bank shall continue to provide to the Executive the hospital, health, disability and medical benefits which may be available from time to time to officers of the Bank in accordance with and subject to the limitations set forth in Section 9 hereof

      (d) Executive shall have no duty to mitigate the damages suffered by him in connection with his resignation pursuant to this Section 11. Except as set forth in this Section 11, Executive shall be entitled to no other payments or benefits following his resignation.

      12. Non-Disclosure; Non-Competition.

      (a) Except as may be required in the course of his employment with the Bank and in the pursuit of the business of the Bank or any of its subsidiaries, the Executive shall not, at any time during or following the Term of Employment, disclose to any person or use any confidential information or proprietary data of the Bank or any of its subsidiaries. The Executive agrees that all information concerning the Bank's relations with its customers is confidential information. The obligations of the Executive under this Section 12(a) shall survive the termination of the Executive's employment hereunder and the expiration of this Agreement.

      (b) The Executive agrees that in the event that this Agreement is terminated and the Executive shall be entitled to receive the Severance Payment as a result of such termination, the Executive will not, for a period of two years or for the period from the date the Executive ceased to be employed by the Bank to the end of the Initial Term (or if such termination occurs during any Extended Term, to the end of the Extended Term), which ever is longer, within a thirty (30) mile radius of the main office of the Bank, engage in, or own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of or otherwise be connected in any manner with any business which engages in, any activity which is competitive with the business of the Bank or any of its


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subsidiaries as conducted on the date of such termination.

      (c) The parties hereto acknowledge and agree that money damages would constitute an inadequate remedy in the event of a breach of this Section 12, and that, in addition to any other remedies which may be available, the obligations of the Executive under this Section 12 shall be specifically enforceable. Notwithstanding the foregoing, no remedy conferred herein is intended to be exclusive of any other available remedies, but each and every remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing at law, in equity or by statute. If, in any judicial proceeding, the duration or scope of any covenant or agreement of Executive contained in this Section 12 shall be adjudicated to be invalid or unenforceable, the parties agree that this Agreement shall be deemed amended to reduce such duration or scope to the extent necessary to permit enforcement of such covenant or agreement, such amendment to apply only with respect to the operation of such covenant or agreement in the particular jurisdiction in which such adjudication is made.

      13. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

      14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the main office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Each party shall bear his or its own costs and expenses, including


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attorneys' fees, incurred in connection with such dispute, proceedings or actions.

      15. Representation by Counsel. The Executive represents and warrants to the Bank that he has been represented by separate legal counsel in connection with the preparation, negotiation and execution of this Agreement, and acknowledges and agrees with the Bank that McCarter & English has acted solely as counsel to the Bank in connection with the preparation, negotiation and execution of this Agreement and not as counsel to the Executive.

      16. Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of New Jersey applicable to agreements made and fully to be performed in such state.

      17. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by the Bank and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

      18. Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive's legal representatives, executors or administrators. This Agreement may be assigned by the Bank to any entity which acquires all or substantially all of the assets of the Bank existing at the time of such acquisition, or with or into which the Bank is consolidated or merged.

      19. Binding Effect. It is the expectation and intent of the parties hereto that this Agreement shall be binding upon, enforceable against, and inure to the benefit of, the Bank


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and its permitted successors and assigns, and the Executive. In furtherance thereof, the Bank and the Executive expect and intend that the Act, including but not limited to Section 112 of the Act, does not limit or impair the obligation of the Bank (or any successor or assign of the Bank) to make, or the right of the Executive to receive, any Severance Payment pursuant to this Agreement, and that pursuant to Section 24a of the Act, and the regulations promulgated pursuant thereto, the obligation of the Bank to make any Severance Payment hereunder shall be binding upon and enforceable against the Bank and its successors and assigns to the same extent that such obligation would be enforceable against a national bank under federal law.

      20. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

ATTEST:                                 SKYLANDS COMMUNITY BANK


______________________________          By: ____________________________________
Norman S. Baron, Secretary              Name: Denis H. O'Rourke
                                        Title: Chairman of the Board &
                                                 Chief Executive Officer

WITNESS:


______________________________          ________________________________________
                                        Michael Halpin


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